Exhibit 107

EX-FILING FEES

Form S-8

(Form Type)

Spirit Realty Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.05 per share	Rule 457(c)3)	3,000,000	$41.88(3)	$ 125,640,000.00	0.0000927	$ 11,646.83
Total Offering Amounts							$ 11,646.83
Total Fees Previously Paid							—
Total Fee Offsets(4)							—
Net Fee Due							$ 11,646.83

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, par value $0.05 per share (the “Common Stock”), that become issuable under the Second Amended and Restated Sprit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (as amended, the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.

(2) Covers 3,000,000 additional shares of Common Stock available for issuance pursuant to the Plan.

(3) For purposes of computing the registration fee only. Pursuant to Rule 457(c)of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on May 18, 2022, which was $41.88 per share.

(4) The registrant does not have any fee offsets.